STOCK PURCHASE AGREEMENT


                                  By and among


                            McNEILUS COMPANIES, INC.,


                  THE SHAREHOLDERS OF McNEILUS COMPANIES, INC.,



                                       And



                            OSHKOSH TRUCK CORPORATION


                             Dated December 8, 1997

                            STOCK PURCHASE AGREEMENT
                                TABLE OF CONTENTS


   1.   PURCHASE AND SALE OF SHARES  . . . . . . . . . . . . . . . 1
   2.   PURCHASE PRICE - PAYMENT . . . . . . . . . . . . . . . . . 1
        2.1.    Purchase Price . . . . . . . . . . . . . . . . . . 1
        2.2.    Payment of Purchase Price  . . . . . . . . . . . . 1
   3.   REPRESENTATIONS AND WARRANTIES OF COMPANY
        AND SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . 2
        3.1.    Corporate. . . . . . . . . . . . . . . . . . . . . 2
        3.2.    Shareholders.  . . . . . . . . . . . . . . . . . . 3
        3.3.    No Violation . . . . . . . . . . . . . . . . . . . 4
        3.4.    Financial Statements . . . . . . . . . . . . . . . 4
        3.5.    Tax Matters. . . . . . . . . . . . . . . . . . . . 5
        3.6.    Receivables. . . . . . . . . . . . . . . . . . . . 6
        3.7.    Inventory  . . . . . . . . . . . . . . . . . . . . 7
        3.8.    Absence of Certain Changes . . . . . . . . . . . . 8
        3.9.    Absence of Undisclosed Liabilities . . . . . . . . 9
        3.10.   No Litigation  . . . . . . . . . . . . . . . . . . 9
        3.11.   Compliance With Laws and Orders. . . . . . . . .  10
        3.12.   Title to and Condition of Properties.  . . . . .  10
        3.13.   Insurance  . . . . . . . . . . . . . . . . . . .  12
        3.14.   Contracts and Commitments  . . . . . . . . . . .  12
        3.15.   Labor Matters  . . . . . . . . . . . . . . . . .  14
        3.16.   Employee Benefit Plans.  . . . . . . . . . . . .  14
        3.17.   Environmental Matters. . . . . . . . . . . . . .  16
        3.18.   Trade Rights . . . . . . . . . . . . . . . . . .  17
        3.19.   Major Customers and Suppliers. . . . . . . . . .  18
        3.20.   Product Warranty and Product Liability . . . . .  18
        3.21.   Employment Compensation  . . . . . . . . . . . .  19
        3.22.   Affiliates' Relationships to Company.  . . . . .  19
        3.23.   Assets Necessary to Business . . . . . . . . . .  19
        3.24.   No Brokers or Finders  . . . . . . . . . . . . .  19
        3.25.   Effect of Disclosure . . . . . . . . . . . . . .  19
   4.   REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . .  20
        4.1.    Corporate. . . . . . . . . . . . . . . . . . . .  20
        4.2.    Authority  . . . . . . . . . . . . . . . . . . .  20
        4.3.    No Brokers or Finders  . . . . . . . . . . . . .  20
        4.4.    Investment Intent  . . . . . . . . . . . . . . .  20
        4.5.    No Litigation  . . . . . . . . . . . . . . . . .  21
        4.6.    Financial Information  . . . . . . . . . . . . .  21
        4.7.    No Violations  . . . . . . . . . . . . . . . . .  21
   5.   COVENANTS  . . . . . . . . . . . . . . . . . . . . . . .  21
        5.1.    Certain Matters. . . . . . . . . . . . . . . . .  21
        5.2.    Title Insurance  . . . . . . . . . . . . . . . .  21
        5.3.    Surveys  . . . . . . . . . . . . . . . . . . . .  22
        5.4.    Escrow Agreement . . . . . . . . . . . . . . . .  22
        5.5.    Employment Agreements. . . . . . . . . . . . . .  22
        5.6.    Noncompetition Agreements  . . . . . . . . . . .  22
        5.7.    General Releases . . . . . . . . . . . . . . . .  22
        5.8.    Incentive Compensation Plan  . . . . . . . . . .  23
        5.9.    HSR Act Filings  . . . . . . . . . . . . . . . .  23
        5.10.   Assistance With Financing. . . . . . . . . . . .  23
        5.11.   Access to Information and Records  . . . . . . .  24
        5.12.   Conduct of Business Pending the Closing  . . . .  24
        5.13.   Consents . . . . . . . . . . . . . . . . . . . .  26
        5.14.   Opinion of Counsel . . . . . . . . . . . . . . .  26
        5.15.   Disclosure Schedule Updates  . . . . . . . . . .  26
        5.16.   Environmental Matters  . . . . . . . . . . . . .  26
   6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS  . . . . . .  27
        6.1.    Representations and Warranties True as of
                the Closing Date . . . . . . . . . . . . . . . .  27
        6.2.    Compliance With Agreement  . . . . . . . . . . .  27
        6.3.    Absence of Litigation  . . . . . . . . . . . . .  27
        6.4.    Consents and Approvals . . . . . . . . . . . . .  28
        6.5.    Hart-Scott-Rodino Waiting Period . . . . . . . .  28
        6.6.    Shareholders' Equity . . . . . . . . . . . . . .  28
   7.   CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS  . . .  28
        7.1.    Compliance With Agreement  . . . . . . . . . . .  28
        7.2.    Absence of Litigation  . . . . . . . . . . . . .  28
        7.3.    Hart-Scott-Rodino Waiting Period . . . . . . . .  29
   8.   INDEMNIFICATION AND RELATED MATTERS. . . . . . . . . . .  29
        8.1.    Indemnification By Indemnifying Shareholders . .  29
        8.2.    Indemnification By Buyer . . . . . . . . . . . .  29
        8.3.    Indemnification By Company . . . . . . . . . . .  30
        8.4.    Limitation on Indemnification Liabilities  . . .  30
        8.5.    Survival Of Representations, Warranties
                And Covenants  . . . . . . . . . . . . . . . . .  30
        8.6.    Notice of Indemnification  . . . . . . . . . . .  31
        8.7.    Indemnification Procedure for Third-Party Claims  31
        8.8.    Exclusive Remedy . . . . . . . . . . . . . . . .  32
        8.9.    Computation of Claims for Damages Subject
                to Indemnification . . . . . . . . . . . . . . .  32
        8.10.   Minibasket . . . . . . . . . . . . . . . . . . .  32
        8.11.   Commencement of Arbitration  . . . . . . . . . .  32
        8.12.   Waiver . . . . . . . . . . . . . . . . . . . . .  33
        8.13.   Payment  . . . . . . . . . . . . . . . . . . . .  33
   9.   CLOSING    . . . . . . . . . . . . . . . . . . . . . . .  33
   10.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . .  33
        10.1.   Right of Termination Without Breach  . . . . . .  33
        10.2.   Termination for Breach.  . . . . . . . . . . . .  33
        10.3.   Termination Fees.  . . . . . . . . . . . . . . .  34
        10.4.   Confidentiality Upon Termination.  . . . . . . .  34
   11.  RESOLUTION OF DISPUTES . . . . . . . . . . . . . . . . .  36
        11.1.   Arbitration  . . . . . . . . . . . . . . . . . .  36
        11.2.   Arbitrators  . . . . . . . . . . . . . . . . . .  36
        11.3.   No Appeal  . . . . . . . . . . . . . . . . . . .  36
        11.4.   Authority  . . . . . . . . . . . . . . . . . . .  36
        11.5.   Entry of Judgment  . . . . . . . . . . . . . . .  36
        11.6.   Confidentiality  . . . . . . . . . . . . . . . .  36
        11.7.   Continued Performance  . . . . . . . . . . . . .  37
        11.8.   Discovery  . . . . . . . . . . . . . . . . . . .  37
   12.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .  37
        12.1.   Knowledge  . . . . . . . . . . . . . . . . . . .  37
        12.2.   Further Assurance  . . . . . . . . . . . . . . .  37
        12.3.   Disclosures and Announcements  . . . . . . . . .  37
        12.4.   Assignment; Parties in Interest. . . . . . . . .  37
        12.5.   Law Governing Agreement  . . . . . . . . . . . .  38
        12.6.   Amendment and Modification . . . . . . . . . . .  38
        12.7.   Notice . . . . . . . . . . . . . . . . . . . . .  38
        12.8.   Expenses . . . . . . . . . . . . . . . . . . . .  40
        12.9.   Costs of Litigation or Arbitration . . . . . . .  41
        12.10.  Transfer Taxes . . . . . . . . . . . . . . . . .  41
        12.11.  Entire Agreement . . . . . . . . . . . . . . . .  41
        12.12.  Counterparts . . . . . . . . . . . . . . . . . .  41
        12.13.  Headings . . . . . . . . . . . . . . . . . . . .  41
        12.14.  No Negotiations by Buyer.  . . . . . . . . . . .  41

   [The following schedules and exhibits to this agreement are not filed herewith. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.]

                                    Schedules


   Schedule 3.1.(c)    -    Foreign Corporation Qualification
   Schedule 3.1.(d)    -    Subsidiaries
   Schedule 3.1.(e)    -    Directors and Officers
   Schedule 3.1.(f)    -    Shareholder List
   Schedule 3.3        -    Violation, Conflict, Default
   Schedule 3.4        -    Financial Statements
   Schedule 3.5.(b)    -    Tax Matters
   Schedule 3.6.(a)    -    Accounts Receivable (Aged Schedule)
   Schedule 3.6.(b)    -    Leases
   Schedule 3.7        -    Inventory Off Premises
   Schedule 3.8        -    Certain Changes
   Schedule 3.9        -    Off-Balance Sheet Liabilities
   Schedule 3.10       -    Litigation Matters
   Schedule 3.11.(a)   -    Non-Compliance with Laws
   Schedule 3.11.(b)   -    Licenses and Permits
   Schedule 3.12.(a)   -    Liens
   Schedule 3.12.(c)   -    Owned and Leased Real Property
   Schedule 3.12.(e)   -    Year 2000 Compliance
   Schedule 3.13       -    Insurance
   Schedule 3.14.(b)   -    Personal Property Leases
   Schedule 3.14.(c)   -    Purchase Commitments
   Schedule 3.14.(d)   -    Sales Contracts
   Schedule 3.14.(h)   -    Loan Agreements, etc.
   Schedule 3.14.(i)   -    Guarantees
   Schedule 3.14.(l)   -    Material Contracts
   Schedule 3.15       -    Labor Matters
   Schedule 3.16       -    Employee Matters
   Schedule 3.17       -    Environmental Matters
   Schedule 3.18       -    Trade Rights
   Schedule 3.19.(a)   -    Major Customers
   Schedule 3.19.(b)   -    Major Suppliers
   Schedule 3.19.(c)   -    Dealers and Distributors
   Schedule 3.20       -    Product Warranty, Warranty Expense and
                            Liability Claims
   Schedule 3.21       -    Compensation
   Schedule 3.22.(a)   -    Contracts with Affiliates
   Schedule 3.22.(b)   -    Obligations of and to Affiliates
   Schedule 4.7        -    Violation, Conflict, Default
   Schedule 5.1.       -    Disposition of Certain Assets and Matters
   Schedule 5.5.(b)    -    Employees Subject to Form Employment Agreements
   Schedule 5.8        -    Key Executives
   Schedule 5.12.(e)   -    Approved Corporate Changes
   Schedule 6.4        -    Material Consents, Approvals or Waivers
   Schedule 8.1        -    Indemnification Obligations


   Exhibits


        A    - Form of Escrow Agreement
        B    - Form of Employment Agreements
        C    - Form of Noncompetition Agreement
        D    - Form of Shareholders' Counsel Opinion

                            STOCK PURCHASE AGREEMENT

             THIS AGREEMENT is made and entered into as of December 8, 1997, by and among McNeilus Companies, Inc., a Minnesota corporation (the "Company"), all of the Shareholders of the Company listed on the signature page (individually a "Shareholder"; collectively, the "Shareholders") and Oshkosh Truck Corporation, a Wisconsin corporation (the "Buyer").
   RECITALS

             A. Company is engaged in, among other things, the design, manufacture, distribution and sale of refuse packer systems, rear-discharge concrete mixer systems and ready-mix concrete batch plants, including the arrangement of financing for such sales (the "Business"). Shareholders own all of the issued and outstanding shares (the "Shares") of capital stock of Company.

             B. Buyer desires to purchase the Shares from Shareholders and Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.

             NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

   1.      PURCHASE AND SALE OF SHARES

             Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Shareholders shall sell to Buyer and Buyer shall purchase from Shareholders all the Shares.

   2.   PURCHASE PRICE - PAYMENT

        2.1. Purchase Price. The purchase price (the "Purchase Price") payable for the Shares shall be Two Hundred Twelve Million Dollars ($212,000,000).

        2.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

             2.2.(a)   Cash to Escrow Agent.  At the Closing, Buyer shall
        deliver to the Escrow Agent, under the Escrow Agreement (as defined in Section 5.5), the sum of Seven Million Dollars ($7,000,000).

             2.2.(b)   Cash to Shareholders.  At the Closing, Buyer shall
        deliver to the Shareholders the sum of Two Hundred Twelve Million Dollars ($212,000,000), less the amount paid to the Escrow Agent pursuant to Subsection 2.2.(a) above.

             2.2.(c)   Method of Payment.  All payments under this Section
        2.2 shall be made by wire transfer of immediately available funds to an account designated by the Shareholders, which account shall be designated not less than 48 hours prior to the time for payment specified herein.

   3.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

             Company and Shareholders make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, and shall survive the Closing of the transactions provided for herein. Regardless of the foregoing the Church (defined hereinafter) only makes the representations and warranties set forth in Section 3.2.

        3.1. Corporate.

             3.1.(a)   Organization.  Company is a corporation duly
        organized, validly existing and in good standing under the laws of the State of Minnesota.

             3.1.(b)   Corporate Power.  Company has all requisite corporate
        power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

             3.1.(c)   Qualification.  Except as set forth on Schedule
        3.1.(c), Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business and states in which it is not qualified or licensed but is doing business are listed in Schedule 3.1.(c).

             3.1.(d)   Subsidiaries.  Schedule 3.1.(d) sets forth the name,
        jurisdiction of incorporation, capitalization, ownership and officers and directors of each corporation in which the Company has a direct or indirect equity interest ("Subsidiary") and the jurisdictions in which each Subsidiary is qualified or licensed to do business as a foreign corporation. Except as listed in Schedule 3.1.(d), the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business. All of the outstanding shares of capital stock of each Subsidiary owned by the Company are free and clear of any security interest, restriction, option, voting trust or agreement, proxy, encumbrance, claim or charge of any kind whatsoever, and are validly issued, fully paid and nonassessable. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has full corporate power and authority to carry on its business as it is now being conducted and to own and lease the properties and assets it now owns and leases, and, except as set forth on Schedule 3.1.(d), is in good standing and is duly qualified or licensed to do business as a foreign corporation in each of the jurisdictions listed opposite the name of such Subsidiary in Schedule 3.1.(d). The states in which each subsidiary is licensed and/or qualified to do business and states in which each is not qualified and/or licensed but is doing business, are listed on Schedule 3.1.(d).

             3.1(e)    The term "Company" as used hereinafter means the
        Company and each Subsidiary, except where the specific provisions provide otherwise.

             3.1(f)    Corporate Documents, etc.  The copies of the Articles
        of Incorporation and By-Laws of the Company, including any amendments thereto, which have been delivered by Shareholders to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company which have been furnished to Buyer for inspection are true, correct and complete. The directors and officers of the Company are listed in Schedule 3.1.(e).

             3.1(g)    Capitalization of the Company.  The authorized capital
        stock of the Company (not including Subsidiaries) consists entirely of 10,000,000 shares of common stock, no par value, of which 100,000 shares are designated as Class A voting common stock and 9,900,000 shares are designated as Class B nonvoting common stock. No shares of such capital stock are issued or outstanding except for 76,061 shares of Class A voting common stock and 7,380,264 shares of Class B nonvoting common stock of the Company (not including Subsidiaries) which are owned of record and beneficially by Shareholders in the respective numbers set forth in Schedule 3.1.(f). All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of the Company's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

        3.2. Shareholders.

             3.2.(a)   Power.  Each Shareholder has full power, legal right
        and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents to be executed and delivered pursuant to this Agreement (such other documents sometimes referred to herein as "Ancillary Instruments") and to carry out the transactions contemplated hereby.

             3.2.(b)   Authorization.  The execution and delivery of this
        Agreement and the Ancillary Instruments, and full performance thereunder, have been duly authorized by the respective boards of directors and the shareholders of each Shareholder which is a corporation, and no other or further corporate act on the part of any such Shareholder is necessary therefor.

             3.2.(c)   Validity.  This Agreement has been duly and validly
        executed and delivered by each Shareholder and when executed by each other party thereto is, and when executed and delivered the other documents and instruments to be executed and delivered by Company and Shareholders pursuant hereto, will constitute valid and binding agreements of Company and Shareholders, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

             3.2.(d)   Title.  At Closing Buyer will receive, good and
        marketable title to the Shares to be sold by such Shareholder hereunder, free and clear of all Liens (as defined in Section 3.12) including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

        3.3. No Violation. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Company and Shareholders of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (or the Shares) under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or properties may be bound or affected.

        3.4. Financial Statements. Included as Schedule 3.4 are complete and correct copies of the audited consolidated financial statements of the Company consisting of (i) consolidated balance sheets as of February 28, 1993, 1994, 1995, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years then ended (including the accompanying notes), which financial statements are accompanied by unqualified opinions of Larson Allen Weishair & Co., LLP, independent auditors for the Company for such years, and (ii) a consolidated unaudited balance sheet of the Company as of August 31, 1997 (the "Recent Balance Sheet"), and the related unaudited consolidated statement of income for the six (6) months then ended and for the corresponding period of the prior year, and (iii) unaudited consolidated statements of income and balance sheets for the eight (8) months ended October 31, 1997. With the exception of those financial statements referred to in Section 3.4.(ii), all of such consolidated financial statements, along with the unaudited interim consolidated financial statements or other financial data provided or to be provided pursuant to
   Section 5.10, have been or shall have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited interim financial statements, for the absence of footnote disclosure and statements of cash flows) applied on a consistent basis and Regulation S-X for financial statements required under Section 5.10, have been or shall have been prepared from and agree with the books and records of Company, and fairly present or shall fairly present, in accordance with GAAP, the financial position, results of operations and cash flows of the Company as of the dates and for the years and interim periods indicated.
   Schedule 3.4 sets forth the comparative backlog of Company sales by product line as of November 17, 1997 and November 30, 1996.

        3.5. Tax Matters.

             3.5.(a)   The term "Tax" shall mean any federal, state, local or
        foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Internal Revenue Code of 1986, as amended ("Code")), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto). The term "Tax Return" shall mean any tax return, report, information, return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to Taxes.

             3.5.(b)   Except as set forth on Schedule 3.5.(b):

             (i) (A) all Tax Returns relating to the Company and the business or assets thereof that were required to be filed on or before the Closing Date have been filed, (B) the Company has paid or made adequate provision for all Taxes that are due or claimed to be due by any taxing authority and (C) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return;

             (ii) to the knowledge of the Company, there has been no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes of the Company asserted, raised or threatened by any taxing authority and no written notice of such claim or issue has been received;

             (iii) the Company has not (A) waived any statute of limitations or (B) agreed to any extension of the period for assessment or collection;

             (iv) there are no liens for Taxes upon any assets of the Company except for statutory liens for current Taxes not yet due;

             (v) except as set forth on Schedule 3.5.(b), no power of attorney has been executed by the Company with respect to any matter relating to Taxes that is currently in force;

             (vi) the Company is not a party to any agreement, contract, or other arrangement that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payment" within the meaning of Section 280G of the Code; and

             (vii) all Taxes that the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company.

        3.6  Receivables.
             3.6.(a)   Accounts.  Except as set forth on Schedule 3.6.(a),
        all accounts receivable of Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business are subject to no valid counterclaim or setoff; and to the knowledge of the Company are not in dispute.
        Schedule 3.6.(a) contains an aged schedule of accounts receivable included in the Recent Balance Sheet. All accounts receivable of Company incurred prior to the Closing Date will represent arm's length sales actually made in the ordinary course of business and will be collected (net of the reserve shown on the balance sheet as of the Closing Date for doubtful accounts) in the ordinary course of business and will be subject to no valid counterclaim or set-off.

             3.6.(b)   Leases.  Set forth in Schedule 3.6.(b)(i) is a
        complete and accurate list of each lease entered by McNeilus Financial Services, Inc. ("MFSI") (the "Lease Agreements"), including a description of the lessee, principal amount, implicit interest rate, and payment schedule. Each Lease Agreement and any credit, financing, title and security documents, including related exhibits, associated with each Lease Agreement are collectively referred to herein as the "Lease Documents". Each Lease Document represents the valid and binding obligations of the parties thereto; was entered into by such parties in the normal course of their respective business (and are complete and accurate in all material respects); and represents an arm's length transaction between or among such parties. Each Lease Agreement is enforceable against the lessee thereunder in accordance with its terms and any amounts due thereunder are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings, are not subject to counterclaim or set off and are not in dispute. No Lease Document has had its payment terms restructured, extended or modified; no amounts due thereunder are past due; and to the knowledge of the Company, lessee is not in default under any of the Lease Documents except for defaults of non-payments. Company has no knowledge that any lessee under a Lease Agreement is insolvent or otherwise unable to pay its debts as they become due. In each case, the lessee under each Lease Agreement has accepted the goods leased under such Lease Agreement. Company has performed all of its obligations and is not in default under any of the Lease Documents. Company has good and marketable title to, or a valid and perfected security interest in, the goods leased under any of the Lease Agreements and such goods are free and clear of any Liens other than the interests of the lessees under the Lease Agreements and the Liens set forth in Schedule 3.6.(b)(ii). Neither Company nor any of its agents or dealers has participated in any fraudulent act or omission in connection with entering into any Lease Document. Each Lease Document conforms with all applicable Laws and Company has full power, right and authority under and, except as otherwise disclosed in Schedule 3.1.(c) and 3.1.(d), is fully licensed under all applicable Laws to enter into and enforce each of the Lease Documents. Any and all Tax(es) which are incurred, assessed or imposed prior to Closing with respect to the Lease Documents shall have been paid to the proper taxing authority or accrued properly prior to Closing, and all such Lease Documents have been accounted for on the books and records of Company in accordance with GAAP. The execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated thereby will not violate any of the Lease Documents and will not cause any default or event of default thereunder. Schedule 3.6.(b)(iii) sets forth any support or guaranty letters or documents in favor of MFSI issued by Company or an Affiliate. Except as set forth on Schedule 3.6.(b)(iii), Company has not guaranteed the payment or performance of any of MFSI's obligations under the Lease Documents.

        3.7. Inventory. Except as set forth on Schedule 3.7 of slow moving inventory, all inventory of Company reflected on the Recent Balance Sheet consists of a quality and quantity useable and saleable in the ordinary course of business and is valued in accordance with GAAP at the lower of cost (on a LIFO basis) or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity useable and saleable in the ordinary course of business. Except as set forth in
   Schedule 3.7, all inventory of Company is located on premises owned or leased by Company as reflected in this Agreement.

        3.8. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.8, since the date of the Recent Balance Sheet there has not been:

             3.8.(a)   No Adverse Change.  Any material adverse change in the
        financial condition, assets, liabilities, business, prospects or operations of Company;

             3.8.(b)   No Damage.  Any loss, damage or destruction, whether
        covered by insurance or not, materially affecting Company's business or properties on Schedule 3.8.(b);

             3.8.(c)   No Increase in Compensation.  Any increase in the
        compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, except such increases made in the ordinary course of business;

             3.8.(d)   No Labor Disputes.  Any labor dispute or disturbance,
        other than routine individual grievances which are not material to the business.

             3.8.(e)   No Commitments.  Any commitment or transaction by
        Company (including, without limitation, any borrowing or capital expenditure) for consideration in excess of $100,000 or obligating the Company to perform over a 12 month period other than in the ordinary course of business consistent with past practice;

             3.8.(f)   No Dividends.  Except as may be required to comply
        with Section 5.1., any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder;

             3.8.(g)   No Disposition of Property.  Any sale, lease or other
        transfer or disposition of any properties or assets of Company, except as may be required to comply with Section 5.1 and except for the sale of inventory items and other assets in the ordinary course of business;

             3.8.(h)   No Indebtedness.  Any indebtedness for borrowed money
        incurred, assumed or guaranteed by Company, other than in the ordinary course of business;

             3.8.(i)   No Liens.  Any mortgage, pledge, lien or encumbrance
        made on any of the properties or assets of Company except for liens on inventory acquired in the ordinary course;

             3.8.(j)   No Amendment of Contracts.  Any entering into,
        amendment or termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

             3.8.(k)   Loans and Advances.  Any loan or advance (other than
        advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include all Shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market); or

             3.8.(l)   Credit.  Any grant of credit to any customer or
        distributor on terms or in amounts not in compliance with Company's policies or practices with respect to the granting of credit, nor any change in any practices or policies.

        3.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 3.9, Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of Company. Except as and to the extent described in the Recent Balance Sheet or in Schedule 3.9, the Company has no knowledge of any basis for the assertion against Company of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company's business and consistent with past practice.

        3.10. No Litigation. Except as set forth in Schedule 3.10 there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation") pending or, to the knowledge of the Company, threatened against Company, its directors (in such capacity), its business or any of its assets, nor does Company know, or have grounds to know, of any basis for any Litigation. Schedule
   3.10 also identifies all Litigation to which Company or any of its directors (in such capacity) have been parties since 1992, except for product liability suits which shall be set forth on Schedule 3.20. Except as set forth in Schedule 3.10, neither Company nor its business or assets is subject to any Order of any Government Entity. Company has disclosed to Buyer all matters that have been the subject of Litigation against the Company and that were settled or compromised within the last six years upon payment by the Company of a sum in excess of $25,000.

        3.11.     Compliance With Laws and Orders.

             3.11.(a) Compliance. Except as set forth in Schedule 3.11.(a), to the best of Company's knowledge (including each and all of its operations, practices, properties and assets) it is in compliance in all material respects with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 3.11.(a), to the knowledge of the Company, Company has not received notice of any violation or alleged violation of, and is subject to no liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed. Shareholders shall not be liable for any assertion by Governmental Entity that this transaction gives rise to a right to apply regulations or ordinances to the assets or business which were not previously applied because of a "grandfather" right applied to the Company.

             3.11.(b) Licenses and Permits. To the knowledge of the Company and except as disclosed in Schedule 3.1.(c) and 3.1.(d), it has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business (as presently conducted and as proposed to be conducted) and operation of its facilities. To the knowledge of the Company, all such licenses, permits, approvals, authorizations and consents are described in Schedule 3.11.(b), are in full force and effect. Except as set forth in Schedule 3.11.(b), Company (including its operations, properties and assets) is and has been in material compliance with all such permits and licenses, approvals, authorizations and consents.

        3.12.     Title to and Condition of Properties.

             3.12.(a) Marketable Title. At Closing, Company shall have good and marketable title to all of Company's assets, business and properties, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except (i) those described in Schedule 3.12.(a), (ii) in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Balance Sheet), (iii) municipal and zoning ordinances and easements for public utilities, and (iv) Liens or imperfections in title which individually or in the aggregate do not materially detract from the value, or impair in any significant manner the use, of the property subject thereto or the operations of the Company. None of Company's assets, business or properties are subject to any restrictions with respect to the transferability thereof; and the Company's title thereto will not be affected in any way by the transactions contemplated hereby.

             3.12.(b) Condition. All property and assets owned or utilized by Company are in adequate operating condition and repair, free from any material defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company). All buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company) and, to the knowledge of the Company, have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems which would interfere with the use thereof in the conduct of the normal operations.

             3.12.(c) Real Property. Schedule 3.12.(c) sets forth all real property owned, used or occupied by Company (the "Real Property"), including a description of all land (or, if not of record, of which Company has notice or knowledge). Schedule 3.12.(c) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. To the knowledge of the Company, all of the Real Property has permanent rights of access to dedicated public highways; no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. To the knowledge of the Company, there is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law, regulation or ordinance. To the knowledge of the Company, no public improvements have been commenced and none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. Except as set forth on Schedule 3.12.(c), no portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials.

             3.12.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor.

             3.12.(e)  Year 2000 Compliance.  Except as identified on
        Schedule 3.12.(e), none of the personal property, equipment or assets owned or utilized by the Company, including but not limited to computer software, databases, hardware, controls and peripherals, contains any defect related to the occurrence of the year 2000 or the use of any date after December 31, 1999 in connection with such property or asset (a "Year 2000 Defect"). Except as identified on
        Schedule 3.12.(e), none of the property or assets owned or utilized by the Company will fail to perform in any material respect or require any repair, rewrite, conversion or other adaptation because of, or due in any way to, a Year 2000 Defect.

        3.13. Insurance. Set forth in Schedule 3.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer. No notice of cancellation or termination has been received with respect to any such policy currently in effect, and Company has no knowledge of any act or omission of Company which could result in cancellation of any such policy currently in effect prior to its scheduled expiration date. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Company knows of no basis for denial of any claim under any such policy.

        3.14. Contracts and Commitments. Except as otherwise previously disclosed in the Disclosure Schedules:

             3.14.(a) Real Property Leases. Except as set forth in Schedule 3.12.(c), Company has no leases of real property.

             3.14.(b)  Personal Property Leases.  Except as set forth in
        Schedule 3.14.(b), Company has no leases of personal property as Lessee involving consideration or other expenditure in excess of $75,000 or involving performance over a period of more than 12 months.

             3.14.(c) Purchase Commitments. Except as set forth on Schedule 3.14.(c), Company has no purchase commitments for inventory items or supplies which aggregate in excess of $1,000,000 from any one supplier, or together with amounts on hand, constitute in excess of 12 months' normal usage.

             3.14.(d) Sales Commitments. Except as set forth on Schedule 3.14.(c), Company has no sales contracts or commitments to customers or distributors which aggregate in excess of $1,000,000 to any one customer or distributor (or group of affiliated customers or distributors). Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

             3.14.(e) Contracts With Affiliates and Certain Others. Except as set forth on Schedule 3.22.(a), Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

             3.14.(f) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever, except such powers granted to lessees of the Leases for purposes of registering vehicle title and for tax matters disclosed on Schedule 3.5.(b).

             3.14.(g)Collective Bargaining Agreements. Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

             3.14.(h) Loan Agreements. Except as set forth in Schedule 3.14.(h), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise for an amount in excess of $75,000.

             3.14.(i) Guarantees. Except for the guarantees and other support documents set forth in Schedule 3.14.(i), which amount of guarantees and support documents shall not exceed Seventy Million Dollars ($70,000,000), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

             3.14.(j) Contracts Subject to Renegotiation. Company is not a party to any contract with any governmental body which is subject to renegotiation.

             3.14.(k) Restrictive Agreements. Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

             3.14.(l) Other Material Contracts. Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $100,000, or involving performance over a period of more than 12 months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 3.14.(l) or in any other Schedule.

             3.14.(m) No Default. Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. To the knowledge of the Company, no third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

        3.15. Labor Matters. Except as set forth in Schedule 3.15, within the last two (2) years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.15, (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) Company has not received written notice, nor does the Company have knowledge of an unfair labor practice charge or complaint against Company pending or threatened; (c) Company has not received written notice, nor does the Company have knowledge of a labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company nor any secondary boycott with respect to products of Company; (d) no question concerning representation has been raised or, to the Company's knowledge, is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) Company has not received written notice, nor does the Company have knowledge of any administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

        3.16.     Employee Benefit Plans.

             3.16.(a) Schedule 3.16.(a) contains a complete list of each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive, medical, health, life insurance, disability or other welfare or severance plan, agreement or arrangement sponsored or contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or terminated employee of the Company or any ERISA Affiliate (individually a "Plan" and collectively, the "Plans"). All Plans comply with the applicable requirements of law, including but not limited to ERISA and the Code, except for failures to comply that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency," whether or not waived, within the meaning of section 302 of ERISA or section 412 of the Code and all contributions required to be made with respect thereto on or prior to the Closing Date have been timely made. Neither the Company nor any ERISA Affiliate has incurred any material liability pursuant to Title IV of ERISA with respect to any Plan and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring liability under such Title. Neither the Company nor any ERISA Affiliate, nor any Plan, trust created thereunder or trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) or ERISA or a material tax imposed pursuant to section 4975 or 4976 of the Code.

             3.16.9(b) Except as provided on Schedule 3.16.(b), no plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Plan a plan described in section 4063(a) of ERISA. With respect to any ERISA Plan that is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA, covering employees of the Company or any ERISA Affiliate, (i) neither the Company nor any ERISA Affiliate has, since September 26, 1980, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA, (ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) neither the Company nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA, and (iv) the aggregate withdrawal liability of the Company and the ERISA Affiliates, computed as if a complete withdrawal by the Company and the ERISA Affiliates had occurred under each such Plan on the date hereof, would not exceed $25,000. Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. No amounts payable under the Plans or under any employment, severance or other agreements or arrangements maintained by the Company will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

             3.16.(c) Except as provided on Schedule 3.16.(c), no plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA). To the Knowledge of the Company, there are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

        3.17.     Environmental Matters.

             3.17.(a) Definitions. For purposes of this Paragraph 3.17 the following terms shall have the following meanings:

             "Environmental Claim" shall mean any investigation, notice, violation, demand, suit, injunction, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial, or private in nature) arising (a) pursuant to, or in connection with, a violation by the Company of any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective, or other response action by the Companies or any of their Subsidiaries in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any damage, injury, threat, or harm to the environment by the Companies or any of their Subsidiaries.

             "Environmental Law" shall mean any past or current Legal Requirement pertaining to the protection of the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq. ("RCRA"), and any implementing law, and any amendment, rule, or regulation issued thereunder.

             "Hazardous Material" shall mean any material which is hazardous or toxic to the environment and/or which is subject to regulation, control or remediation under Environmental Law, including, without limitation, asbestos, polychlorinated biphenyl ("PCBs") and petroleum (including crude oil and any fraction thereof).

             "Legal Requirement" shall mean any treaty, convention, statute, law, regulation, ordinance, Governmental Approval, injunction, judgment, order, consent decree, or other requirement of any Governmental Authority relating to health, safety, natural resources and the environment.

             "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injection, escaping, leaching, dumping, or disposing into the indoor or outdoor environment including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Material.

             3.17.(b) Warranties and Representations. Except as described in Schedule 3.17, to the knowledge of the Company:

                  (i) The Company and each of the Facilities of the Company (the "Facilities") comply in all material respects with any and all applicable Environmental Laws.

                  (ii) The Company has obtained all necessary Governmental
             Approvals necessary for the operations of their businesses and properties.

                  (iii) The Company (a) has not caused any Release or disposal of any Hazardous Material at the Real Property or (b) caused any Release of any Hazardous Material at any third party property.

                  (iv) The Company has not received any written notification of, nor does it have knowledge of, any actual or potential responsibility for any Release at any third party property.

                  (v) The Real Property does not contain any: (a) underground storage tank, (b) asbestos containing building material, PCBS, radon, or urea formaldehyde foam, (c) landfill or dump, or (d) hazardous waste management facility as defined pursuant to RCRA or any comparable state law.

                  (vi) There is no Environmental Claim involving the Real
             Property or other property formerly owned, leased or operated by the Company or to the knowledge of the Company threatened against the Company.

                  (vii) There are no conditions on, under or in any way affecting the Real Property which would impose liability to the Company under any Environmental Law.

        3.18. Trade Rights. Schedule 3.18 lists all Trade Rights (as defined below) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. Except as set forth on Schedule 3.18, Company has received no written notice, nor does it have knowledge, that it is infringing and has infringed any Trade Rights of another in the operation of the business of Company, nor, to the Company's knowledge, is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on
   Schedule 3.18, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or, to the knowledge of the Company, threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

        3.19.     Major Customers and Suppliers.

             3.19.(a) Major Customers. Schedule 3.19.(a) contains a list of the 20 largest customers, including distributors, of Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 3.19.(a) will not continue to be customers of the business of Company after the Closing.

             3.19.(b) Major Suppliers. Schedule 3.19.(b) contains a list of the 20 largest suppliers to Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Company has no knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 3.19.(b) will not continue to be suppliers to the business of Company after the Closing.

             3.19.(c) Dealers and Distributors. Schedule 3.19.(c) contains a list of all sales representatives, dealers and/or distributors of Company, together with representative copies of all sales representative, dealer and/or distributor contracts and policy statements, and a description of all substantial modifications or exceptions.

        3.20. Product Warranty and Product Liability. Schedule 3.20 contains a true, correct and complete copy of Company's standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 3.20 contains a description of all product liability claims and similar Litigation relating to products manufactured or sold, or services rendered, which are presently pending or which to Company's knowledge are threatened, or which have been asserted or commenced against Company within the last three (3) years, in which a party thereto either requests injunctive relief or alleges damages in excess of $25,000 (whether or not covered by insurance). Since 1985, there has been no adverse judgment or other final adjudicated claim or suit against the Company alleging a defect in design, construction or manufacture of Products. Schedule 3.20 contains a description of all campaigns and programs of replacement, field fix, retrofit, modification or recall by Company currently pending and, to Company's knowledge, no facts or conditions exist which could reasonably be expected to result in such a campaign or program. The Products have been designed and manufactured so as to meet and comply with all applicable governmental standards and specifications in effect when the Products were sold, (or in the case of chasis, in effect when manufactured) including all National Highway Safety and Traffic Administration acts, rules or regulations. Such products have received all applicable governmental approvals necessary to allow their sale and use. As used in this Section 3.20, the term "Products" means any and all products currently or at any time previously manufactured, distributed or sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been manufactured, distributed or sold by Company, specifically excluding products similar to current Products that have not been manufactured, distributed or sold by the Company.

        3.21. Employment Compensation. Schedule 3.21 contains a true and correct list of all employees to whom Company is paying compensation, including bonuses and incentives, at an annual rate in excess of One Hundred Thousand Dollars ($100,000) for services rendered or otherwise, and such list identifies the current annual rate of compensation for each employee.

        3.22.     Affiliates' Relationships to Company.

             3.22.(a). No Adverse Interests. Except as set forth on Schedule 3.22.(a), no Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company's business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

             3.22.(b). Obligations. All obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on Schedule 3.22.(b).

        3.23. Assets Necessary to Business. To the knowledge of the Company, Company presently has and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit Buyer to carry on the business of Company as presently conducted.

        3.24. No Brokers or Finders. Neither Company nor any of its directors, officers, employees, Shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

        3.25. Effect of Disclosure. For purposes of this Agreement any information contained on any Disclosure Schedule shall be deemed a disclosure for all purposes and on any other Disclosure Schedule relevant thereto.

   4.   REPRESENTATIONS AND WARRANTIES OF BUYER

             Buyer makes the following representations and warranties to the Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, and shall survive the Closing of the transactions provided for herein.

        4.1. Corporate.

             4.1.(a)   Organization.  Buyer is a corporation duly organized,
        validly existing and in good standing under the laws of the State of Wisconsin.

             4.1.(b)   Corporate Power.  Buyer has all requisite corporate
        power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

        4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

        4.3. No Brokers or Finders. Except for Credit Suisse First Boston, neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

        4.4. Investment Intent. The Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.

        4.5. No Litigation. There is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation") pending, or to the knowledge of the Buyer, threatened against Buyer, its directors (in such capacity), its business or any of its assets, nor does Buyer know, or have grounds to know, of any basis for any Litigation which would have a material adverse impact on the Buyer or Buyer's ability to obtain the financing necessary to complete the transactions contemplated by this Agreement.

        4.6. Financial Information. Buyer has delivered to the Company a copy of its financial statements for the year ending September 30, 1996 which fairly presents the financial condition and assets and liabilities of the Buyer as of said date. Buyer is not aware, other than reasonable underwriting risks beyond Buyer's reasonable control, of any material financial reason to believe that Buyer is not able to secure the financing necessary to effectuate the consummation of the transactions contemplated by this Agreement.

        4.7. No Violations. Except as set forth on Schedule 4.7, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement violates or conflicts or constitutes a default under any term or provision of its articles of incorporation or by-laws or of any contract, or indenture to which it is a party.

   5.   COVENANTS

        5.1. Certain Matters.

             5.1.(a)   Disposition of Certain Subsidiaries and Assets.  At or
        prior to the Closing, the Company shall dispose of the subsidiaries or assets identified in Schedule 5.1 in the manner and as provided in such schedule, provided Shareholders (and the buyers of such assets) shall be responsible for, and shall indemnify Buyer and the Company against, any and all Tax(es) imposed on the Company or Buyer with respect to such transactions, including any interest or penalties related thereto.

             5.1.(b)   Termination of Certain Matters.  At or prior to
        Closing, the Company shall terminate, release or discharge the obligations or matters described in Schedule 5.1 in the manner and as provided in such Schedule.

        5.2 Title Insurance. Not less than five (5) days prior to the Closing, Company, at its expense, shall provide to Buyer title insurance commitments, issued by a title insurance company reasonably satisfactory to Buyer, agreeing to issue to Company standard form owner's (or lessee's, as the case may be) policies of title insurance with respect to all Real Property, together with a copy of each document to which reference is made in such commitments. In the case of owned Real Property, such policies shall be standard ALTA Form 1990 owner's policies in the full fair market value thereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances). In the case of leased Real Property, such policies shall be upon standard ALTA Form 1990 leasehold owner's policies and in such amounts as such shall be reasonably acceptable to Buyer.

        5.3. Surveys. At Buyer's option, Buyer may obtain prior to Closing at its expense surveys of all Real Property, prepared in accordance with ALTA/ASCM standards, provided such shall not delay the Closing under
   Article 9 of this Agreement.

        5.4. Escrow Agreement. At the Closing, Shareholders and Buyer (other than the Church) shall execute and deliver an Escrow Agreement (the "Escrow Agreement") in the form of Exhibit A hereto.

        5.5. Employment Agreements.

             5.5.(a)   At or prior to the Closing, Shareholders shall cause
        to be delivered to Buyer an Employment Agreement, substantially in the form of Exhibit B hereto, duly executed by each of Garwin McNeilus, Denzil McNeilus, Brandon McNeilus and Thomas Winkels and the Company.

             5.5.(b)   At or prior to Closing, Shareholders shall cause to be
        delivered to Buyer employment and non-competition agreements currently in effect at the Company as of the date of this Agreement duly executed by Company and the employees listed on Schedule 5.5.(b).

        5.6. Noncompetition Agreements. At the Closing, Shareholders shall cause to be delivered to Company a Noncompetition Agreement, substantially in the form of Exhibit C hereto, duly executed by Thomas Winkels and each Shareholder other than the General Conference of the Seventh Day Adventist Church (the "Church"). In addition to the consideration paid under this Agreement, Buyer shall cause the Company or Buyer to pay Sixteen Million Dollars ($16,000,000) each to Denzil and Brandon McNeilus, Three Million Dollars ($3,000,000) to Garwin McNeilus, and Three Million Dollars ($3,000,000) to Thomas Winkels in consideration for the non-competition agreements. Denzil and Brandon McNeilus' non-competition period shall be fifteen (15) years. Garwin McNeilus' non-competition period shall be ten
   (10) years. Thomas Winkels' non-competition period shall be fifteen (15) years.

        5.7. General Releases. At the Closing, each Shareholder shall deliver, and shall cause Thomas Winkels, to deliver, general releases to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel (and containing appropriate waiver procedures), releasing Company and the directors, officers, agents and employees of Company from all claims to the Closing Date, except (i) as may be described in written contracts disclosed in the Disclosure Schedule and expressly described and excepted from such releases, (ii) in the case of persons who are employees of the Company, compensation for current periods expressly described and excepted from such releases, (iii) workers' compensation claims and (iv) this Agreement and Ancillary Documents. Such releases shall also contain waivers of any right of contribution or other recourse against Company with respect to representations, warranties or covenants made herein by Company.

        5.8. Incentive Compensation Plan. Within sixty (60) days of Closing, Buyer shall cause Company to implement an incentive compensation plan pursuant to which the key employees listed on Schedule 5.8 shall be eligible for incentive compensation in the form of actual or phantom stock of the Company or Buyer (or such other form of consideration as Buyer deems appropriate), such compensation not to exceed Two Million Dollars ($2,000,000), of which fifty percent (50%) shall be provided by Garwin McNeilus through contribution or other payment to the Company.

        5.9. HSR Act Filings. Each party shall, in cooperation with the other parties, file or cause to be filed any reports or notifications that may be required to be filed by it under the HSR Act, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the others all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other and as requested by a Government Authority.

        5.10.     Assistance With Financing.

             5.10.(a) From the date hereof until the Closing, Shareholders (except for the Church) shall cause Company and/or the Company's financial, accounting or legal advisors to (i) provide such information to Buyer for its preparation of information memoranda and financial materials required to complete the documentation associated with financing this transaction, (ii) assist in discussions to finance this transaction and finance or refinance the lease debt and retitle (if necessary) the leased assets associated with the Lease Agreements; and (iii) permit the inclusion of audited consolidated financial statements and unaudited interim financial statements, and opinions and comfort letters of Company's independent auditors in a bank financing offering or an offering memorandum for the placement of debt securities.

             5.10.(b) Shareholders (except for the Church) and Company shall provide to Buyer by no later than January 15, 1998: (i) audited consolidated financial statements of the Company consisting of consolidated balance sheets as of February 28, 1995, 1996 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years then ended prepared in accordance with GAAP and in accordance with Regulation S-X of the Securities and Exchange Commission; (ii) unaudited interim, comparative, consolidated balance sheets as of November 30, 1996 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the nine-month periods then ended in accordance with GAAP and in accordance with Regulation S-X of the Securities and Exchange Commission applied on a consistent basis with that of the preceding year; and (iii) interim financial data and other data needed to prepare pro forma disclosures in accordance with Regulation S-X and GAAP with respect to the financing of this transaction. In the event the Closing has not occurred by February 28, 1998, at the request of Buyer, Shareholders and Company shall cause its independent auditors to provide, on an expedited basis, audited consolidated financial statements at and for the year ended February 28, 1998 in accordance with Regulations S-X and GAAP and other appropriate pro forma data. Company shall also provide interim financial statements and other management reports as and when they are available and as may be required to complete this transaction and the financing thereof.

        5.11. Access to Information and Records. During the period prior to the Closing, Shareholders shall cause Company to give Buyer, its counsel, accountants, bankers, investment bankers and other representatives (i) access during normal business hours to all of the facilities, properties, books, records, contracts and documents of Company for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may request); (ii) with the prior consent of the Company in each instance, which consent Company shall not unreasonable withhold or delay access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) with the prior consent of Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Company.

        5.12. Conduct of Business Pending the Closing. From the date hereof until the Closing, and except as otherwise expressly provided for herein or approved in writing by the Buyer, Company covenants as follows, and Shareholders shall cause each of the following to occur:

             5.12.(a). No Changes. Company will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

             5.12.(b). Maintain Organization. Company will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and will use its best efforts to preserve the business organization of Company intact, to keep available to Company the present officers and employees, and to preserve for Company its present relationships with suppliers and customers and others having business relationships with Company.

             5.12.(c) No Breach. Company and Shareholders will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Company and/or the Shareholders herein, or which would have required disclosure on Schedule 3.8 had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

             5.12.(d) No Material Contracts. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Company (individually or in the aggregate), and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement, provided however, no contract or commitment will be entered into on behalf of the Company for trucks except in the ordinary course of business.

             5.12.(e) No Corporate Changes. Except as set forth on Schedule 5.12.(e), Company shall not amend its Articles of Incorporation or By-Laws or make any changes in authorized or issued capital stock.

             5.12.(f) Maintenance of Insurance. Company shall maintain all of the insurance in effect as of the date hereof.

             5.12.(g) Maintenance of Property. Company shall use, operate, maintain and repair all property of Company in a normal business manner.

             5.12.(h) No Negotiations. Neither Company nor any Shareholder will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Company, Company's assets or business or any part thereof or any equity securities of Company (an "acquisition proposal"), and Company and Shareholders shall immediately advise Buyer of the receipt of any acquisition proposal.

             5.12.(i) No Transfer of Shares. No Shareholder shall transfer or attempt to transfer any of the Shares except to Buyer pursuant hereto; and Company shall refuse to accept any certificates for Shares to be transferred or otherwise to allow such transfers to occur upon its books, provided, however, Shareholders may transfer Shares to another Shareholder or to a public charity, private foundation, or an immediate member of Shareholder's family or trust for the benefit of the same so long as such transferee executes a power of attorney in form and substance reasonably satisfactory to Buyer's counsel appointing the transferor his/her/its agent and attorney-in-fact with authority to act on their behalf in connection with the transaction contemplated hereby, including transferring the Shares to Buyer pursuant to the terms of this Agreement.

             5.12.(j) No Dividends. Except as provided in this Agreement, Company shall not declare, set aside or pay any dividend or make any other distribution in respect of Company's or any Subsidiary's capital stock other than inter-company dividends to entities other than those entities described in Section 5.1 and neither Company nor any Subsidiary shall redeem, purchase or otherwise acquire any capital stock of Company or any Subsidiary.

        5.13. Consents. Company and Shareholders will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

        5.14. Opinion of Counsel. At Closing, Company shall cause its counsel to deliver to Buyer an opinion of counsel in a form substantially similar to Exhibit D hereto, duly executed by such counsel.

        5.15. Disclosure Schedule Updates. After the delivery on the date hereof of the Disclosure Schedules required by this Agreement by Company and Shareholders to Buyer, Company and Shareholders shall have a continuing obligation to promptly notify Buyer, in writing, and Buyer shall have the continuing obligation to promptly notify the Company and Shareholders of any matter hereafter arising or hereafter discovered which if known by Company on the date hereof would have been required to be set forth or described in the Disclosure Schedules. Any such Disclosure Schedule updates shall not constitute a breach of Company and Shareholders representation and warranties subject to indemnification pursuant to
   Article 8 hereof but can be considered by Buyer as claims for damages for purposes of Section 6.1. However, no such disclosure subsequent to the date hereof shall be allowed to cure a breach by Company or Shareholders of any representation or warranty contained in the Disclosure Schedules on the date hereof.

        5.16. Environmental Matters. The Company will investigate, comply, remove, close and clean up the environmental matters disclosed in
   Schedule 3.17.(b). Following the Closing, Buyer shall cause the Company to investigate, comply, remove, close and/or clean up the environmental matters disclosed in Schedule 3.17.(b) that have not been investigated or remediated before Closing, and all such matters discovered during the investigation or remediation of the same, but shall consult with Shareholders as investigation and remediation plans or reports are developed. Buyer agrees to obtain competitive bids for any investigation and remediation. The Escrow Funds (as defined in the Escrow Agreement) shall be available to reimburse Buyer and Company for such investigations and remediations occurring after Closing, upon presentation to the Escrow Agent of proper documentation. The limitations of Sections 8.4 and 8.10 shall not apply to the post-closing obligations under this Section 5.16.

        6.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

             Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

        6.1 Representations and Warranties True as of the Closing Date. No breach of any of the representations and warranties made by Shareholders and Company in this Agreement (including supplemental disclosures of matters arising after the date of this Agreement) shall have occurred or be alleged, which, in the reasonable judgment of Buyer, would result in Claims (as defined in Article 8) in excess of $5,000,000. If any such breaches shall occur, the parties to this Agreement shall meet and confer regarding such breaches. After such meeting, Buyer shall have the option of terminating this Agreement as provided in Article 10. If Buyer elects to waive this condition and close, any such Claims (other than Claims resulting from the supplemental disclosure of matters arising after the date hereof pursuant to Section 5.15 for which Buyer shall not be entitled to indemnification) shall be subject to indemnification in accordance with
   Article 8.

        6.2. Compliance With Agreement. Shareholders and Company shall have in all material respects performed and complied with all of their agreements and obligations under Sections 5.1, 5.4, 5.5.(a), 5.6, 5.9-5.12, 5.14 and 5.15 of this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in such Sections. If Buyer, in its reasonable belief determines that Shareholders or Company are in breach of their obligations under this Section 6.2, Buyer shall promptly notify Shareholders and Company of their alleged breach in writing, specifying with particularity, the nature of the alleged breach and the steps Buyer believes must be taken to cure the breach. Thereafter, Shareholders and Company shall have thirty (30) days to cure the breach, or to set forth in writing an explanation of why they believe that no such breach has occurred. If Buyer rejects Shareholders' or Company's explanation and a breach then exists, Buyer may declare a condition precedent to closing has not occurred or, if Buyer elects to waive this condition and close, any Claim (other than Claims resulting from the supplementary disclosure of matters arising after the date hereof pursuant to Section 5.15 for which Buyer shall not be entitled to indemnification) shall be subject to indemnification in accordance with Article 8.

        6.3. Absence of Litigation. No Litigation or investigation shall have been commenced or threatened by any Government Entity, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

        6.4. Consents and Approvals. All material approvals, consents and waivers set forth on Schedule 6.4 that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing.

        6.5. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

        6.6. Shareholders' Equity. Combined Shareholders' Equity as of the last day of the month not more than 45 days immediately preceding the Closing Date after giving effect to the transactions in Section 5.1 shall be not less than Eighty-Three Million Two Hundred Thousand Dollars ($83,200,000), determined in accordance with GAAP, applied on a consistent basis and prepared in accordance with the books and records of the Company.

   7.   CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS

             Each and every obligation of Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

        7.1. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date. If Shareholders in their reasonable belief determine that Buyer is in breach of its obligations under this Section 7.1, Shareholders shall promptly notify Buyer of its alleged breach in writing, specifying with particularity, the nature of the alleged breach and the steps Shareholders believe must be taken to cure the breach. Thereafter, Buyer shall have thirty (30) days to cure the breach, or to set forth in writing, an explanation of why it believes that no such breach has occurred. If Shareholders reject Buyer's explanation, and a breach then exists, Shareholders may declare a condition precedent to closing has not occurred or, if Shareholders elect to waive this condition and close, any Claims for damages resulting from the supplementary disclosure of matters arising after the date hereof pursuant to shall be subject to indemnification in accordance with Article 8.

        7.2. Absence of Litigation. No Litigation or investigation shall have been commenced or threatened by any Government Entity, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

        7.3. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

   8.   INDEMNIFICATION AND RELATED MATTERS.

        8.1. Indemnification By Indemnifying Shareholders. Subject to the provisions of this Article 8 and after the Closing, each of Brandon McNeilus, Denzil McNeilus and Garwin McNeilus (the "Indemnifying Shareholders"), severally in accordance with the percentages listed on
   Schedule 8.1 hereby agrees to indemnify and hold the Buyer, its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates") and the Company harmless from and against all Claims asserted against, resulting to or imposed upon, or incurred by Buyer, Buyer's Affiliates or the Company including without limitation, those arising from third-party claims, which result from or arise out of:

             8.1.(a)   The breach of any of the representations or warranties
        contained in Article 3 of this Agreement, it being understood that to the extent that any of such representations and warranties were made as of a specified date the same shall apply only to the breach of such representations or warranties as of such specified date; or

             8.1.(b)   The failure of the Company or Shareholders to comply
        with any of the covenants and agreements contained in this Agreement which were required to be performed by the Company or any Shareholder;

             8.1.(c)   Any Tax or other liability incurred, assessed or
        imposed on Company or Buyer arising out of the sale or disposition of assets pursuant to Section 5.1 hereto, or the remediations set forth pursuant to Section 5.16.

        8.2. Indemnification By Buyer. Subject to the terms and conditions of this Article 8, Buyer agrees to indemnify and hold the Shareholders harmless from and against all Claims asserted against, resulting to or imposed upon or incurred by Shareholders including, without limitation, those arising from third-party claims, which result from or arise out of:

             8.2.(a)   The breach of any of the representations or warranties
        contained in Article 4 of this Agreement, it being understood that to the extent that any of such representations and warranties were made as of a specified date the same shall apply only to the breach of such representations or warranties as of such specified date;

             8.2.(b)   The failure of the Buyer to comply with any of the
        covenants and agreements contained in this Agreement which are required to be performed by the Buyer;

             8.2.(c)   The operation of the Company on or after the date of
        closing; or

             8.2.(d) The Buyer agrees to indemnify and hold the Company and the Shareholders (including the Church) harmless from and against any Claims arising out of the Buyer's actions in seeking financing for or equity investment in Buyer and/or Company, excluding advisory fees and expenses (which shall be subject to Section 12.8), save and except for any claims or damages arising out of the breach by Company or Shareholders of any representation, warranty or covenant contained in this Agreement or any fraud or misrepresentation by Company or any Shareholder.

        8.3. Indemnification By Company. Subject to the terms and conditions of this Article 8 and until the Closing, the Company hereby agrees to indemnify, defend and hold harmless Buyer and Buyer's Affiliates from and against all Claims asserted against, resulting to, imposed upon or incurred by Buyer or Buyer's Affiliates, arising out of or resulting from
   (a) the breach of any of the representations or warranties contained in
   Article 3 of this Agreement, it being understood that to the extent that any of such representations and warranties were made as of a specified date the same shall apply only to the breach of such representations or warranties as of such specified, or (b) the failure of the Company or Shareholders to comply with any of the covenants and agreements contained in this Agreement which were required to be performed by the Company or any Shareholder.

        8.4. Limitation on Indemnification Liabilities. Notwithstanding any of the provisions herein contained, the Indemnifying Shareholders and Company shall not have any indemnification obligation with respect to Claims unless and until such Claims shall total Four Million Dollars ($4,000,000.00) in the aggregate and then only to the extent such claims exceed Four Million Dollars ($4,000,000.00) in the aggregate, and (ii) the cumulative indemnification obligation of the Indemnifying Shareholders and Company shall terminate once the dollar amount of all such Claims indemnified against under Article 8 hereof aggregates Twenty-Four Million ($24,000,000); provided, however, that the limitations contained in clauses (i) and (ii) above shall not apply to indemnification obligations relating to:

             8.4.(a)   any breach of the Shareholders' representations and
        warranties regarding ownership of Shares under Section 3.2.;

             8.4.(b)   any claims under Section 8.1.(c); and

             8.4.(c)   any break-up fee under Article 10.

        8.5 Survival Of Representations, Warranties And Covenants. Notwithstanding anything herein to the contrary, the Indemnifying Shareholders shall have no obligation to the Buyer or Company under
   Section 8.1 with respect to any Claim for which Buyer gives notice to the Indemnifying Shareholders later than eighteen (18) months following the Closing, except with respect to (i) a breach of a representation or warranty with respect to Taxes in Section 3.5 where the applicable statute of limitation extends beyond such date, in which case notice must be given not later than sixty (60) days following the expiration of the relevant statute of limitations, (ii) Claims relating to the ownership of the shares, with respect to which notice of such claims must be given not later than sixty (60) days following the expiration of relevant statute of limitations, (iii) breaches of the Shareholders' and Company's representations and warranties regarding environmental matters, with respect to which notice of claims must be given not later than sixty (60) days following the fifth (5th) anniversary of the Closing.

        8.6. Notice of Indemnification. In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article 8 or upon the discovery of any facts which one party believes may give rise to a claim for indemnification under this Article 8, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of such claims which it reasonably believes to be covered by this indemnity to be forwarded to the other party (the "Indemnitor"); provided, however, that except for the notice required by Section 8.6, the failure to give such notice shall not effect the indemnification provided hereunder except to the extent the Indemnitor has actually been prejudiced as a result of such failure. Any notice of a Claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of liability asserted against the Indemnitor by reason of the claim.

        8.7. Indemnification Procedure for Third-Party Claims. Except as otherwise provided herein, in the event of the initiation of any legal proceedings against an Indemnitee by a third-party, the Indemnitor shall have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel, which counsel shall be reasonably satisfactory to the Indemnitee and to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any Claims indemnified against hereunder; provided, however, (i) that the Indemnitor exercises such option in writing within thirty (30) days of receipt of notice; (ii) that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense; (iii) that in the case of any Claims seeking equitable relief or requiring remedial action in respect of the Shares, the Buyer shall have the right to defend (using counsel reasonably satisfactory to the Indemnifying Shareholders) or settle such claim, regardless of whether the Buyer is the Indemnitor or the Indemnitee; and (iv) that the Indemnitor shall not settle any proceeding, claim or demand which imposes any liability or obligation on the Indemnitee without the Indemnitor's consent, which consent shall not be unreasonably withheld. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indemnitee may retain counsel (reasonably satisfactory to the Indemnitor), at the expense of the Indemnitor, the Indemnitor shall nevertheless indemnify the Indemnitee for the full amount of the Claims relating to such proceeding, claim or demand and the Indemnitee shall control the defense in settlement of such proceedings; provided, that the Indemnitee shall give the Indemnitor ten (10) days written notice prior to entering into any such settlement and shall not settle any such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

        8.8. Exclusive Remedy. The exclusive remedy available to any party to this Agreement in respect of the transactions contemplated hereby shall be to proceed in the manner and subject to the limitations contained in this Article 8.

        8.9. Computation of Claims for Damages Subject to Indemnification.
   As used in this Article 8, the term "Claims" shall include (i) all valid debts, liabilities and obligations; (ii) all losses, damages, judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigation matter), penalties, court costs and attorney fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceeding and assessments, provided, further however, that the amount of any Claims for which indemnification is provided under this Article 8 shall (i) be computed net of any insurance proceeds from insurance companies, (ii) there shall be disregarded any tax liabilities arising by reason of (A) any reduction or disallowance of deductions from taxable income in one taxable year, to the extent such reduction or disallowance would result in a corresponding increase in allowable deductions from income in another taxable year, (B) the shifting of items of income from one taxable year to another, or (C) the capitalization of amounts which were expensed, but only if such capitalized amounts are subject to amortization or depreciation or recovery in costs of goods sold, inventory or materials, except insofar as such reduction, disallowance, shifting or capitalization would only result in the increase of any unutilized net operating loss, capital loss or credit carryover, and (iii) exclude lost profits and lost business opportunities.

        8.10. Minibasket. Except with respect to Claims under Section 8.1.(c) and for breaches of representations or warranties contained in
   Section 3.2, any inaccuracy or breach of a representation or warranty shall not constitute a Claim unless the amount for a particular inaccuracy or breach of a representation or warranty exceeds Ten Thousand Dollars ($10,000.00), and in such event, the Indemnitee shall be entitled to indemnification in full for such breach.

        8.11. Commencement of Arbitration. Any claim made by a party hereunder by a demand for arbitration in accordance with Article 11 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival.

        8.12. Waiver. The Closing of the transaction contemplated by this Agreement shall not constitute a waiver by any party of its right to indemnification hereunder.

        8.13. Payment. The Indemnitor shall promptly pay the Indemnitee any amount due under this Article 8.

   9.   CLOSING

             The closing of this transaction ("the Closing") shall take place within two (2) days following Buyer's ability to obtain the financing necessary to complete this transaction and all other conditions of Articles 6 and 7 have been fulfilled or at such other time as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date". The Closing shall take place in a city and offices to be agreed upon by the parties.

   10.  TERMINATION

        10.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
   Closing:

             10.1.(a) by mutual written agreement of Buyer and Shareholders, or

             10.1.(b) by either Buyer or Shareholders if the Closing shall not have occurred on or before June 1, 1998, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

             10.1.(c) by either Buyer or Shareholders if Buyer is unable after reasonable efforts to obtain financing for this transaction within 60 days after the later of (i) delivery of financials statements required by Section 5.10.(b); and (ii) the expiration of the applicable waiting periods related to HSR.

        10.2.     Termination for Breach.

             10.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by any Shareholder or Company of any of the agreements or representations or warranties contained in Section
        3.2 or Section 3.3 (as it relates to Shareholders) of this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Company or any Shareholder shall have attempted to terminate this Agreement for any reason other than those specified in Sections 10.1 and 10.2.(b), then Buyer may, by written notice to Shareholder at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
        Section 10.3 hereof.

             10.2.(b) Termination by Shareholders. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Shareholders, or (ii) there has been a failure of satisfaction of a condition to the obligations of Shareholders which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement for any reason other than those specified in Sections 10.1 and 10.2.(a), then Shareholders may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
        Section 10.3 hereof.

        10.3.     Termination Fees.

             10.3.(a)  If this Agreement is terminated by Buyer pursuant to
        Section 10.2.(a) (other than for a failure of the satisfaction of closing conditions in Sections 6.1, 6.3, 6.4, 6.5 and 6.6), then Company shall pay Buyer a fee of Ten Million Dollars ($10,000,000) upon such termination; payable in immediately available funds on the third business day following termination under Section 10.2.(a). In such event, there shall be no further liability on the part of Company or Shareholders to Buyer.

             10.3.(b) If this Agreement is terminated by Shareholders or Buyer pursuant to Section 10.1.(c) (provided all other closing conditions have been met) or by Shareholders pursuant to Section 10.2.(b) (other than for a failure of satisfaction of closing conditions set forth in Sections 7.2 and 7.3) then Buyer shall pay to Company a fee of Ten Million Dollars ($10,000,000), upon such termination; payable in immediately available funds on the third business day following termination under Section 10.1.(c) or Section 10.2.(b). In such event, there shall be no further liability on the part of Buyer to Company or Shareholders.

             10.3.(c) In the event this Agreement is terminated by any party for any reason other than those set forth in Sections 10.3.(a) or (b) above, there shall be no further liability on the part of the Company or Shareholders to Buyer or Buyer to the Company or Shareholders.

        10.4.     Confidentiality Upon Termination.

             10.4.(a) In the event this Agreement is terminated by any party for any reason, each party agrees to treat confidentially any information received from another party, its representatives or agents, whether furnished before or after the date of this Agreement, and whether disclosed in writing or orally or obtained through observation of facilities, and all notes, analysis, compilations, studies and other documents which contain or otherwise reflect such information disclosed ("Confidential Information"). The term "Confidential Information" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by the recipient, its affiliates, or their directors, officers, employees, agents or representatives; (ii) was rightfully available and disclosed to the recipient on a non-confidential basis prior to its disclosure to the recipient by the disclosing party, or
        (iii) prior to disclosure by a disclosing party became rightfully available and disclosed to recipient on a non-confidential basis from a source other than the disclosing party, provided that such source is not to recipient's knowledge, after reasonable inquiry, bound by a confidentiality agreement with the disclosing party or otherwise prohibited from transmitting the information to recipient by a contractual, legal or fiduciary obligation.

             10.4.(b) Without the prior written consent of the disclosing party, the recipient will not, and will direct its affiliates and their directors, agents, representatives and employees who have knowledge of any circumstances concerning the transactions contemplated hereby not to disclose or divulge to any third person any Confidential Information or use any of the Confidential Information for any reason or purpose.

             10.4.(c) In the event that the recipient, any affiliates or their directors, officers, employees, agents or representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpeona, civil investigative demand or similar process) to disclose the transactions contemplated by this Agreement or any Confidential Information supplied to recipient prior to or after the execution of this Agreement, the recipient agrees to provide the disclosing party with prompt notice of such request(s) so that the disclosing party may seek an appropriate protective order and/or waive compliance with the provisions of this Section, except that approval of the Shareholders or Company shall not be required as to any statements and other information which Buyer may be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or The Nasdaq Stock Market, Inc. If failing the entry of a protective order or the receipt of a waiver hereunder, the recipient is, in the opinion of its counsel, compelled to disclose Confidential Information or otherwise be liable for contempt or other censure or penalty, recipient may disclose that portion of the Confidential Information which its counsel shall have advised it is compelled to disclose. In any event, recipient will not oppose action by the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information, and will take all reasonable efforts to cooperate in the same and to maintain confidentiality of the transactions contemplated by this Agreement and Confidential Information.

             10.4.(d) In the event of termination, each party will promptly upon request deliver to the requesting party all documents or other matters furnished to it by another party constituting Confidential Information, without retaining any copy thereof.

   11.  RESOLUTION OF DISPUTES

        11.1. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 11. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants or any covenants not to compete contained in any Employment Agreement or Non-Competition Agreement delivered pursuant to Section 5.5 or Section 5.6 hereof.

        11.2. Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $200,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

        11.3. No Appeal. The decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

        11.4. Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

        11.5. Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Buyer and each Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in the Northern District of Illinois, for the purpose of confirming any such award and entering judgment thereon.

        11.6. Confidentiality. All proceedings under this Article 11, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

        11.7. Continued Performance. The fact that the dispute resolution procedures specified in this Article 11 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

        11.8. Discovery. In any arbitration, either party shall be entitled to conduct discovery in accordance with applicable rules of civil procedure during the course of such arbitration.

   12.  MISCELLANEOUS

        12.1. Knowledge. For each of those warranties and representations made in Article 3 that are subject to the qualification of Company "to the knowledge of the Company," "to the best of Company's knowledge," "to the Company's knowledge," or similar words or phrases, such warranties and representations shall be deemed limited to those matters of which any of the following officers of the Company has actual knowledge: Garwin McNeilus, Denzil McNeilus, Brandon McNeilus, and Thomas Winkels.

        12.2. Further Assurance. From time to time, at Buyer's request and without further consideration, Company and Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

        12.3. Disclosures and Announcements. Announcements concerning the transactions provided for in this Agreement by Buyer, Company or Shareholders shall be subject to the approval of the other parties in all essential respects or that is otherwise required by law. Following execution of this Agreement and the filing of a Hart-Scott-Rodino notice, the Shareholders and Buyer agree to jointly prepare a statement regarding this transaction for public disclosure.

        12.4.     Assignment; Parties in Interest.

             12.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Shareholders hereunder.

             12.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

        12.5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Minnesota, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

        12.6. Amendment and Modification. Buyer and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Shareholders.

        12.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)  If to Buyer, to:

                       Oshkosh Truck Corporation
                       2307 Oregon Street
                       P.O. Box 2566
                       Oshkosh, WI  54903-2566
                       Attention: Robert Bohn
                       Chief Executive Officer
                       Facsimile: (920) 233-9624

                       (with a copy to)

                       Timothy M. Dempsey, Esq.
                       Oshkosh Truck Corporation
                       2307 Oregon Street
                       P.O. Box 2566
                       Oshkosh, WI  54903-2566
                       Facsimile:  (920) 233-9669

                       (and an additional copy to)

                       Benjamin F. Garmer, III
                       Foley & Lardner
                       777 East Wisconsin Avenue
                       Milwaukee, WI  53202
                       Facsimile:  (414) 297-4900

   or to such other person or address as Buyer shall furnish to Shareholders in writing.

                  (b)  If to Shareholders:

                       Garwin McNeilus
                       Route 3, Box 321
                       Dodge Center, MN  55927
                       (507) 374-6761

                       (with a copy to)

                       Denzil McNeilus
                       Route 1, Box 59
                       Dodge Center, MN  55927
                       (507) 374-6701

                       (with a copy to)

                       Brandon McNeilus
                       Route 1, Box 64
                       Dodge Center, MN  55927
                       (507) 374-2802

                       (with a copy to)

                       Gerald S. Duffy
                       SIEGEL, BRILL, GREUPNER, DUFFY & FOSTER, P.A. 1300 Washington Square
                       100 Washington Avenue South, Suite 1300
                       Minneapolis, MN  55401
                       (612) 339-7131
                       Facsimile:  (612) 339-6591

   or to such other person or address as Shareholders shall designate in accordance with this Agreement.

                  (c)  If to Company, to:

                       McNeilus Companies, Inc.
                       P.O. Box 70, 518 Highway Street N.E.
                       Dodge Center, MN  55927
                       Attention:  President
                       Facsimile:  (507) 374-8000

                       (with a copy to)

                       Gerald S. Duffy
                       SIEGEL, BRILL, GREUPNER, DUFFY & FOSTER, P.A. 1300 Washington Square
                       100 Washington Avenue South, Suite 1300
                       Minneapolis, MN  55401
                       (612) 339-7131
                       Facsimile:  (612) 339-6591

   In addition, any notice to Company given prior to Closing shall also be given in the same manner to Shareholders; and any notice to Company given after Closing shall also be given in the same manner to Buyer.

             If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

        12.8. Expenses. Except as may otherwise be specifically provided herein, the parties hereto shall pay their own legal fees and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement, provided that the Company shall pay the reasonable and verifiable fees and expenses incurred by the Company or Shareholders, including the fees and expenses of Siegel, Brill, Greupner, Duffy & Foster, P.A. ("SBGD&F") and Larson Allen Weishair & Co., LLP ("LAW"), related to this transaction. Set forth on Schedule 12.8 are the actual fees and expenses to date and good faith estimates of fees and expenses to complete the transaction contemplated hereby of SBGD&F and LAW. Buyer shall be furnished with copies of itemized statements for all such fees in such form as Buyer may request and upon Buyer's request, SBGD&F and LAW shall provide information to support the reasonableness and accuracy of such fees and expenses. The Buyer shall be responsible for any fees paid to any brokers, consultants, or other agents retained by Buyer in connection with the transactions contemplated hereby.

        12.9. Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 11.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

        12.10. Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, any interest or penalties related thereto, shall be paid by the party who customarily bears such expenses under Minnesota law customer practice.

        12.11. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

        12.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.13. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

        12.14. No Negotiations by Buyer. From the date hereof to the date of closing, Buyer will not directly or indirectly (through a representative or otherwise) solicit or furnish any information about Company to any prospective buyer, commence or conduct presently ongoing negotiations with any other party or enter into any agreement with any other party concerning the sale of Company, Company's assets or business or any part thereof or any equity securities of Company (an "acquisition proposal").

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

   OSHKOSH TRUCK CORPORATION          McNEILUS COMPANIES, INC.
   ("Buyer")                          ("Company")



   By:  /s/ Robert Bohn               By:  /s/ Denzil McNeilus
        Robert Bohn                        Denzil McNeilus
        Chief Executive Officer            President


                                      SHAREHOLDERS


                                      /s/ Garwin McNeilus
                                      Garwin McNeilus


                                      /s/ Marilee McNeilus
                                      Marilee McNeilus


                                      /s/ Denzil McNeilus
                                      Denzil McNeilus


                                      /s/  Brandon McNeilus
                                      Brandon McNeilus


                                      General Conference of the
                                      Seventh Day Adventist Church



                                      By:  /s/
                                      Name:
                                      Title: